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Exhibit 10.9

NORTH COAST—EXCO DEEP RIGHTS FARMOUT AGREEMENT

        THIS NORTH COAST—EXCO DEEP RIGHTS FARMOUT AGREEMENT (this "Agreement") is made and entered into this             day of                        , 2008, by and among NORTH COAST ENERGY, LLC, a Delaware limited liability company, and POWER GAS MARKETING & TRANSMISSION, LLC, a Delaware limited liability company, each having a mailing address of One GOJO Plaza, Suite 325, Akron, Ohio 43411, hereinafter collectively referred to as "Farmor," and EXCO APPALACHIA, INC., a Delaware corporation, having a mailing address of 12377 Merit Drive, Suite 170, LB 82, Dallas, Texas 75251, hereinafter referred to as "Farmee."

WITNESSETH:

        WHEREAS, Farmor controls 192,000 gross acres, more or less, located in the Counties of Barbour, Preston, Taylor and Upshur, West Virginia and the Counties of Allegheny, Armstrong, Cambria, Cameron, Centre, Clarion, Clearfield, Clinton, Fayette, Indiana, Jefferson, McKean, Washington and Westmoreland, Pennsylvania; and

        WHEREAS, it is the mutual desire of the parties hereto that Farmee commence a drilling program for oil and natural gas purposes on the Acreage (as defined below) under the terms, conditions, reservations and stipulations as set out herein.

        NOW, THEREFORE, in consideration of the sum of TWO HUNDRED FIFTY THOUSAND ($250,000.00) DOLLARS and other valuable consideration paid by Farmee to Farmor, the receipt of which is hereby acknowledged as well as the benefits accruing or expected to accrue from the covenants herein contained, the parties hereto for themselves, their heirs, administrators, successors and assigns, do mutually covenant and agree as follows:

(1).    Definitions

  A)
  "Acreage" shall mean the acreage embodied in those certain oil and gas lease agreements dedicated to this Agreement and listed and described on Exhibit A hereto, and all acreage acquired by Farmor located in the Subject Counties during the term of this Agreement, in each case relative to formations lying below the base of the Elk Group.

  B)
  "Affiliate" shall mean, with respect to Farmee, any person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with Farmee. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

  C)
  "Commence Drilling" shall mean actual spudding of the Well and continuing to proceed drilling diligently to the Designated Depth.

  D)
  "Designated Depth" shall mean the target depth of a vertical Well or the target depth at the target length of a horizontal Well, which in all cases shall be designed to reach a total depth lying below the base of the Elk Group.

  E)
  "Drill Site" shall mean the Acreage upon which a Well is drilled.

  F)
  "Earned Acreage" shall mean the Acreage assigned by Farmor to Farmee under Section 9 of this Agreement.

  G)
  "Elk Group" shall mean the stratigraphic equivalent of the geological formation that is found between the depth of    feet and            feet in the             well located in                        County,                         , as shown on the well log attached to Exhibit B hereto.

  H)
  Subject Counties" shall mean the Counties in West Virginia and Pennsylvania that are referenced on Exhibit A, together with the Counties of Potter, Somerset and Elk, Pennsylvania.

  I)
  "Subject Leases" shall mean the oil and gas lease agreements or similar agreements that evidence any of Farmor's rights to the Acreage, regardless of whether such agreements were originally acquired by Farmor or assigned to Farmor by Farmee in accordance with this Agreement.

  J)
  "Well" shall mean an oil or gas well or a combination oil and gas well drilled and completed by Farmee in accordance with this Agreement.

(2).    Term

        The initial term of this Agreement shall be for a period of two (2) years from the date hereof. The initial term may be extended as to all the Acreage excluding the Earned Acreage, at the sole and exclusive election of Farmee, for an additional term of two (2) years by Farmee giving written notice to Farmor of its election to extend the initial term for an additional two (2) years and Farmee paying to Farmor the sum of TWO HUNDRED FIFTY THOUSAND ($250,000.00) DOLLARS at least thirty (30) days prior to the expiration date of the initial term.

(3).    Title to Acreage

        Farmor does not implicitly or expressly warrant title to the Acreage. Farmee agrees to furnish Farmor with a true copy of the respective certificate of title evidencing free and marketable title to each Drill Site. Such certificates of title shall be furnished to Farmor at least ten (10) days prior to Farmee commencing drilling operations relating to any Well drilled hereunder. Farmee agrees to promptly assign to Farmor any oil and gas interests in the Subject Counties that are covered by the Subject Leases as of the date of this Agreement. Farmor and Farmee agree that, upon assignment to Farmor, the oil and gas leasehold agreements in respect of such oil and gas interests shall become Subject Leases and the acreage covered thereby shall become Acreage for all purposes of this Agreement.

        Farmor makes no representation or warranty as to the presence of oil or gas in the Acreage, nor to the ownership or control thereof, and Farmee shall assume the risk of proving title. Farmee shall diligently defend against any and all challenges to any and all leases and/or rights subject to this Agreement. Farmor expressly reserves the right to remove from this Agreement any leases and/or rights that Farmee shall fail to so defend.

        All interests, reservations and rights of Farmor in and to the Acreage and the production therefrom shall extend not only to the oil and gas leases acquired by Farmor or conveyed to Farmor by Farmee under this Agreement, but also to any and all extensions or renewals of said oil and gas leases which may be acquired by Farmor or Farmee. The term "extensions" of the aforesaid oil and gas leases as used herein shall be deemed to include, but not by way of limitation, any agreement or agreements of what ever character entered into by Farmee in respect of such Acreage, or by virtue of which said oil and gas leases are continued in force. The term "renewals" of the aforesaid oil and gas leases as used herein shall be deemed to include, but not by way of limitation, any leases acquired by Farmor or Farmee on any part of the Acreage within twelve (12) months from the date of termination or expiration of said leases or any extensions or renewals thereof.

(4).    Right to Drill Wells; Performance of Lease Terms

        Farmor and Farmee acknowledge and agree that Farmee has the right to drill either a vertical or horizontal Well or Wells designed to reach the Designated Depth but is under no obligation to drill such Well or Wells. Farmee agrees to utilize its best efforts to complete and place on production any Well drilled by Farmee hereunder within three (3) months of reaching the Designated Depth if, in the sole and exclusive opinion of Farmee, oil and/or gas can be produced from such Well in paying quantities.

        Farmee agrees to perform and faithfully carry out all the terms, provisions, and obligations contained in the Subject Leases, including all express or implied covenants pertaining thereto, insofar as the same are applicable to the Acreage dedicated to this Agreement with the exception of delay rental and/or shut-in payments which shall remain the duty and obligation of Farmor. Farmee agrees to notify Farmor of any delay rentals or shut in payments that become payable during the term of this Agreement.

        TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FARMEE AGREES TO INDEMNIFY AND HOLD HARMLESS FARMOR FROM AND AGAINST ANY AND ALL MATTERS ARISING OUT OF FARMEE'S OPERATIONS ON THE ACREAGE EVEN THOUGH CAUSED IN WHOLE OR IN PART BY A PRE-EXISTING DEFECT OR THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT) OF FARMOR. FARMEE AGREES TO PROTECT AND PRESERVE SAID ACREAGE FROM ANY AND ALL LIENS, CLAIMS, JUDGMENTS AND DEMANDS WHATSOEVER.

(5).    Well Information and Notices

  A)
  All well data, information, drilling and well notices, electric logs, mud logs and similar information relating to each Well drilled hereunder promptly shall be forwarded by Farmee to Farmor at the address indicated below. The respective well data and well information shall be held confidential by Farmee and Farmor for a period of one (1) year after each Well is completed, except as required by applicable laws and regulations, unless written consent is obtained by the party desiring to disclose such well data and well information to a third party. However, either party may show the well data and well information to its consultants for analysis and interpretation, to reputable financial institutions or to potential purchasers.

  B)
  All notices, payments or other correspondence provided for in this Agreement shall be in writing and delivered to the parties at the following addresses:

Farmor

NORTH COAST ENERGY, LLC
POWER GAS MARKETING & TRANSMISSION, LLC
Attn: Wendy Straatmann
One GOJO Plaza, Suite 325
Akron, Ohio
Telephone: 330.525.8500
Facsimile: 330.252.0119

Farmee

EXCO APPALACHIA, INC.
Attn: Mr. Frank Rotunda
One GOJO Plaza, Suite 325
Akron, Ohio
Telephone: 330.525.8500
Facsimile: 330.252.0119

  Either party may change the address to which notices are to be sent by giving written notice with pertinent details to the other party pursuant to this Section (5).

(6).    Taxes

        Each party hereto shall be responsible and liable for taxes imposed on it under the laws of West Virginia and Pennsylvania, as applicable.

(7).    Reservations

  A)
  Farmor and Farmee shall have the right of ingress, egress and regress over the Acreage in addition to the right to use any roadways or rights-of-way located now or in the future on the Acreage, in each case to the extent provided in the Subject Leases. The cost sharing of the road maintenance and up keep shall be mutually agreed upon by Farmor and Farmee on a case by case basis.

  B)
  Farmor reserves the right at all times for itself, its agents and representatives, to inspect Farmee's operations.

  C)
  Farmee agrees to pay to Farmor, at least ten (10) days prior to the commencement of drilling any Well drilled on the Acreage subject to this Agreement, a location fee of Seven Thousand Five Hundred ($7,500.00) Dollars, which amount shall be proportionally reduced if the mineral interest of Farmor in the Drill Site is less than 100%.

  D)
  The parties hereto acknowledge and agree that Acreage dedicated to this Agreement is limited to only those certain geologic formations lying below the base of the Elk Group and that all geologic formation lying above the base of the Elk Group are specifically EXCEPTED AND RESERVED from the operation of this Agreement.

(8).    Seismic Data and Information

        Farmee may, at its sole and exclusive election, acquire seismic information pertaining to the Acreage. The costs and expenses relating to such seismic acquisition shall be borne solely by Farmee.

(9).    Earned Acreage

        Farmor shall, upon completion of each Well drilled hereunder by Farmee and upon receipt of all the necessary information pertaining to said Well, as discussed in Section 5, and subject to the reservations provided for herein, assign to Farmee the following:

        For a Vertical Well.    All of Farmor's Acreage lying within a 1,500 foot radius of the surface location of the well bore of the applicable Well.

        For a Horizontal Well.    All of Farmor's Acreage lying within a rectangular shape the length of which shall be the horizontal length of the Well plus 600 feet added to the total length thereof, allocated to the rectangle at the discretion of Farmee, and having a width of 3,000 feet with the horizontal Well bisecting such width.

        Farmor shall EXCEPT AND RESERVE unto itself, its successors, administrators and/or assigns, in each respective assignment to Farmee, an overriding royalty interest of 3% of 8/8ths in each Subject Lease. In the event such overriding royalty interest would reduce Farmee's net revenue interest in any Subject Lease to less than 81.25%, Farmor agrees to reduce such overriding royalty interest to the extent necessary to provide Farmee with an 81.25% net revenue interest in such Subject Lease; provided that, in no such event shall Farmor's overriding royalty interest in such Subject Lease be less than 1.00%. If any of the Subject Leases covers less than the entire fee mineral estate (or if Farmor owns less than the entire working interest created by such Subject Lease) in all or any part of the leased premises, the overriding royalty interest reserved herein shall be proportionally reduced to the proportion that Farmor's interest (after giving effect to this assignment) in such part of the leased premises bears to the full mineral estate (or to the proportion that Farmor's working interest (after giving effect to this assignment) bears to the entire working interest in such part of the leased premises). Such overriding royalty interest shall also be proportionately reduced to the proportion that the Acreage contributed by Farmor bears to the aggregate acreage forming each drilling unit. Such overriding royalty interest shall be free and clear of all costs and expenses associated with the drilling, completion, operation, transportation, and marketing thereof, except any applicable federal, state, county and local taxes.

        Each assignment under this Section 9 shall be made without representation or warranty of title, either expressed or implied, and shall be effective as to only the producing formation or formations and shall be made pursuant to the terms, conditions, stipulations and restrictions contained herein.

        At the time of assignment from Farmor to Farmee, all Earned Acreage shall be free and clear of all liens and encumbrances for security purposes created by or through Farmor.

        At the end of the initial term or any extension thereof, as the case may be, all Acreage that is not Earned Acreage at such time shall automatically be released from and no longer subject to this Agreement.

(10).    Default

        In the event Farmor determines in its sole discretion that Farmee has breached one or more of its obligations hereunder, either expressed or implied, Farmor shall notify Farmee in writing setting out specifically in what respects Farmee has breached this Agreement. Farmee shall have thirty (30) days after receipt of such notice in which to cure such breach or commence and diligently pursue the cure of such breach. The delivery of said notice shall be a condition precedent to the bringing of any action by Farmor for any cause and no such action shall be brought until the lapse of thirty (30) days after delivery of said notice to Farmee. Neither the delivery of said notice nor the taking of any action by Farmee to cure all or any part of any alleged breach shall be deemed an admission or presumption that Farmee has failed to perform all of its obligations hereunder.

        Thereafter, if Farmee fails to comply with any of the provisions of this Agreement, Farmor may, at its option, in addition to any other remedy available at law or equity, terminate this Agreement by written notice to Farmee. If Farmor terminates this Agreement, Farmee shall retain only the Earned Acreage and the Acreage or portions thereof upon which Farmee is then currently drilling or completing a Well or Wells.

(11).    Abandonment

        Farmee shall not at any time plug or abandon any Well without first giving Farmor thirty (30) days prior written notice. Farmor shall have thirty (30) days after receipt of such notice within which to notify Farmee whether or not Farmor elects to take over such Well. Farmor shall have the right to take over any such Well by paying Farmee the net salvage value, as mutually determined by Farmor and Farmee, of all materials in or associated with such Well, less the estimated costs and expenses of plugging back such Well to a shallower geologic zone of interest to Farmor; provided, however, Farmor shall not be required to make payment therefor or be permitted to take over such Well until Farmor has approved or accepted title to the Well. If Farmor fails or neglects to so notify Farmee of such election within said thirty (30) day period it shall be deemed that Farmor does not elect to take over the Well. If Farmor does not elect to take over such Well, Farmee shall plug and abandon said Well and shall, within a reasonable time thereafter, (A) remove all material and debris placed by Farmee on the associated Acreage or otherwise related to such Well and restore the associated Acreage by filling and leveling the slush pits, and plug such Well according to the rules and regulations of the West Virginia Department of Environmental Protection or the Pennsylvania Department of Environmental Protection, as applicable, all at the risk, cost and expense of Farmee, or (B) convey such Well to a third party, which conveyance shall be subject to the prior written approval of Farmor. Upon the election of Farmor to take over any Well and the delivery of the requisite payment, if any, Farmee shall deliver to Farmor a proper assignment of the Well and its associated Earned Acreage, warranting the same to be free and clear of all liens, claims and encumbrances arising by, through or under Farmee. Further, Farmee shall not surrender any Earned Acreage without giving Farmor thirty (30) days' prior written notice and offering to reassign such Earned Acreage to Farmor.

        Nothing contained, expressed or implied, in this Section 11 shall be construed as relieving Farmee from any of its obligations under any other Section of this Agreement.

(12).    Rules and Regulations

        Farmee agrees to comply with the laws of the State of West Virginia and the Commonwealth of Pennsylvania, as applicable, and to the rules and regulations of all governmental agencies having jurisdiction over the location, spacing, drilling, operation, abandoning and plugging of Wells, the control of water, gas or oil therein, and to the production of oil and gas.

(13).    Insurance and Liability

        Farmee, at all times during the initial term of this Agreement and any extension thereof, shall comply with all applicable federal and state worker's compensation acts or similar laws and shall carry and maintain the types and amounts of insurance usual and customary in the oil and gas exploration and production industry. In addition, Farmee shall at its sole cost and expense cause Farmor to be added as an additional insured under each of the policies evidencing such insurance, but only to the extent permitted by the applicable insurer.

        No recitation of any amount or amounts herein shall be construed, in any manner, to limit Farmee's liability under this Agreement.

(14).    Arbitration

        Any dispute or controversy arising out of or relating to this Agreement shall be determined and settled by arbitration in the City of Akron, State of Ohio, in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association. The award rendered by the arbitrator shall be final and conclusive. The expense of arbitration shall be borne by the parties equally.

(15).    Waivers

        The failure of Farmor to seek redress for violations of or to insist upon the strict performance of any covenant, condition or other provisions of the Agreement shall not prevent a subsequent act or omission, which would have originally constituted a violation, from having the effect of any original violation.

(16).    Assignability

        It is understood that this Agreement shall be binding upon the parties hereto, their successors and assigns; provided, however, that this Agreement, any Earned Acreage, and Farmee's interest in any Well drilled pursuant to this Agreement may not be assigned in whole or in part by Farmee without Farmor's prior written consent, and further provided that any assignment shall specifically refer to and be made subject to the terms and conditions hereof. Farmor agrees not to unreasonably withhold its consent to any such assignment. Farmor may freely assign any or all of its rights and obligations under this Agreement, the Subject Leases, the Acreage and any overriding royalty interest to any person without the consent of Farmee. Upon any assignment under which the assignee has agreed to assume Farmor's duties and obligations under this Agreement, Farmor shall be released from any further liability under this Agreement.

        Notwithstanding anything herein to the contrary, it is understood that Farmor's consent is not required should Farmee assign its interest in this Agreement, any Earned Acreage or any Well or Wells to an Affiliate of Farmee, provided Farmee promptly notifies Farmor of such assignment and any such assignment is made subject to this Agreement.

(17).    Entire Agreement

        The terms of this Agreement constitute the entire agreement of the parties and there are no agreements, undertakings, obligations, promises, assurances or conditions, whether precedent or otherwise except those specifically set forth in this Agreement.

(18).    Headings for Convenience

        The section headings used in this Agreement are inserted for convenience only and shall be disregarded in construing this Agreement.

(19).    Counterparts

        This Agreement may be executed in any number of counterparts, each of which shall be considered an original for all purposes.

(20).    Applicable Law

        Notwithstanding the place where this Agreement may be executed by any of the parties hereto, it is expressly agreed that this Agreement shall be governed by, and all terms and provisions hereof shall be construed under, the laws of the State of Ohio.

        IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the date first above written.

FARMOR:
NORTH COAST ENERGY, LLC, a Delaware limited liability company
By:	Wendy Straatmann, President
POWER GAS MARKETING & TRANSMISSION, LLC, a Delaware limited liability company
By:	Wendy Straatmann, President
FARMEE:
EXCO APPALACHIA, INC., a Delaware corporation
By:	Frank Rotunda, Vice President

SIGNATURE PAGE TO
FARMOUT AGREEMENT

EXHIBIT A

Description of Oil and Gas Lease Agreements

North Coast Energy, LLC:

Power Gas Marketing & Transmission, LLC:

A-1

EXHIBIT B

Elk Group Well Log

B-1

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NORTH COAST—EXCO DEEP RIGHTS FARMOUT AGREEMENT